Contacts: Brian Lewbart 410.345.2242 Bill Benintende 410.345.3482 Heather McDonold 410.345.6617 Kylie Muratore 410.345.2533 T. ROWE PRICE GROUP ADDS FORMER SENATOR OLYMPIA SNOWE AS INDEPENDENT DIRECTOR Board Declares Quarterly Dividend BALTIMORE (June 20, 2013) – T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its board of directors has elected former United States Senator Olympia J. Snowe (R-ME) to be an independent director of the company. The Board also declared a quarterly dividend of $0.38 per share payable September 27, 2013, to stockholders of record as of the close of business on September 13, 2013. Senator Snowe served in the U.S. Senate from 1995-2013, and as a member of the U.S. House of Representatives from 1979-1995. She is currently chairman and CEO of Olympia Snowe, LLC, a policy and communications consulting firm, and a senior fellow at the Bipartisan Policy Center, where she serves on its board of directors and co-chairs its Commission on Political Reform. During her career in the Senate she served as chair and then ranking member of the Senate Committee on Small Business and Entrepreneurship, and as a member of the Senate Finance, Commerce, and Intelligence Committees. She also serves on the National Advisory Board of the National Institute for Civil Discourse, and is a member of the Campaign to Fix the Debt’s bipartisan Congressional Fiscal Leadership Council. “Olympia brings a broad range of valuable leadership and public policy experience that will serve the board and the firm well,” said Brian C. Rogers, chairman of T. Rowe Price Group. “A strong believer in bipartisan compromise, she has worked extensively on many complex and important issues relevant to our business, including budget and fiscal responsibility, education, retirement and aging, women’s issues, health care, foreign affairs, and national security.” Senator Snowe holds a Bachelor of Arts degree in political science from the University of Maine and has received honorary doctorate degrees from Bowdoin College, Bates College, Colby College, University of Maine, University of Delaware, Northeastern University, and University of New Hampshire School of Law, among others. Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com) is a global investment management organization with $617.4 billion in assets under management as of March 31, 2013. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. ### Olympia J. Snowe